Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Devon Energy Corporation:
We consent to the incorporation by reference of our report dated February 26, 2008, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K/A of Devon Energy Corporation and to the reference to our firm under the heading “Experts” in this registration statement.
Our audit report on the consolidated financial statements refers to the 2007 changes in accounting principle related to adoption of fair value accounting standards, the recognition of income tax contingencies, and a change in measurement date of defined benefit pension and other postretirement benefit plan assets and liabilities and refers to the 2006 changes in accounting principle related to the fair value of share-based payments and the balance sheet classification of defined benefit pension and other postretirement benefit plan assets and liabilities.

/s/	KPMG LLP

Oklahoma City, Oklahoma
December 5, 2008